Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2019 FIRST QUARTER RESULTS

•	2019 first quarter earnings per share of $0.74

•	2019 first quarter earnings negatively impacted by inland marine results with poor weather conditions and waterway closures resulting in record delay days

•	Inland barge market very active with high utilization rates

•	2019 full year earnings per share guidance unchanged at $3.25 to $3.75

Houston, Texas (May 2, 2019) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2019 of $44.3 million, or $0.74 per share, compared with earnings of $32.5 million, or $0.54 per share, for the 2018 first quarter.  Excluding certain one-time charges, 2018 first quarter net earnings attributable to Kirby were $37.9 million, or $0.63 per share.  Consolidated revenues for the 2019 first quarter were $744.6 million compared with $741.7 million reported for the 2018 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Kirby’s first quarter results were challenged by temporary weakness in marine transportation which resulted from record delay days. Our distribution and services segment performed well, helping to offset the results from our marine businesses.

“In inland marine transportation, our quarter’s results were heavily impacted by unusually poor operating conditions throughout the U.S. waterway network which negatively impacted our earnings by approximately $0.05 per share. Although we anticipated weather-related delays in the first quarter, this year we experienced significantly more than expected with persistent fog along the Gulf Coast, extended periods of ice on the Illinois River, and near record high water conditions on the Mississippi River. Additionally, there were significant navigational delays resulting from lock maintenance and the closure of the Houston Ship Channel in March due to a fire at a chemical storage facility. These conditions resulted in an approximate 80% increase in delay days from the more normal year ago quarter. However, customer demand remained strong throughout the quarter, and barge utilization strengthened into the mid-90% range on average.  I would like to thank our mariners and shore staff who performed extremely well despite these very difficult operating conditions, remaining focused on safety and serving the needs of our customers.

“In mid-March, we closed the acquisition of Cenac Marine Services, LLC’s (“Cenac”) marine transportation fleet.  Cenac brings to Kirby a young fleet of well-maintained 30,000 barrel tank barges and new modern towboats, as well as highly-trained and first class mariners. With tight market conditions across the inland industry, the Cenac acquisition is well-timed and will improve our ability to service our customers and enhance our long-term earnings potential.

“In coastal marine transportation, market conditions improved modestly.  During the quarter, barge utilization rates increased into the low 80% range, and we renewed term contracts higher in the mid-single digits.  However, operating margins remained slightly negative in the first quarter as a result of some extended shipyard periods for several of our larger vessels.

“Distribution and services performed well during the first quarter with sequential double-digit improvement in revenue and operating income.  Compared to the fourth quarter, our manufacturing teams completed an increased number of new pressure pumping units and equipment for domestic customers, as well as deliveries of oilfield equipment to international customers.  However, this was partially offset by lower sequential sales of new engines, transmissions and parts to oilfield customers.  In commercial and industrial, results were favorably impacted by continued improvement in the marine and power generation sectors,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation
Marine transportation revenues for the 2019 first quarter were $368.1 million compared with $340.4 million for the 2018 first quarter.  Operating income for the 2019 first quarter was $35.4 million compared with $16.2 million for the 2018 first quarter.

In the inland market, average barge utilization was in the mid-90% range during the quarter.  Operating conditions were unfavorable due to poor winter weather conditions, flooding on the Mississippi River, and closures of key waterways as a result of lock maintenance projects and a fire at a chemical storage facility on the Houston Ship Channel. These conditions resulted in 4,613 delay days which represented an 82% increase compared to the 2018 first quarter. Spot market and term contract pricing improved during the quarter, with spot rates increasing in the mid-to-high single digit range sequentially and approximately 20% year-over-year. Average term contract pricing on expiring contracts increased in the mid-single digits. Revenues in the inland market increased approximately 12% compared to the 2018 first quarter primarily due to the contribution from 2018 acquisitions and improved pricing, partially offset by the impact of poor operating conditions. The operating margin for the inland business was in the low to mid-double digits during the quarter.

In the coastal market, barge utilization rates improved to the low 80% range during the 2019 first quarter.  Compared to the 2018 first quarter, spot market pricing was approximately 10% to 15% higher, and term contracts repriced modestly higher in the mid-single digits during the quarter. Revenues in the coastal market were down slightly year-on-year, primarily due to increased shipyard days on several large vessels and adverse impacts from poor weather conditions on the Gulf Coast. However, the coastal operating loss was reduced year-on-year as a result of higher pricing and cost reductions implemented during 2018. During the quarter, the coastal operating margin was in the negative low to mid-single digits.

The marine transportation segment’s 2019 first quarter operating margin was 9.6% compared with 4.8% for the 2018 first quarter.  Excluding certain one-time charges including $3.3 million of Higman acquisition expenses and $2.4 million of expenses related to an amendment to the employee stock plan, 2018 first quarter operating margin was 6.4%.

Segment Results – Distribution and Services
Distribution and services revenues for the 2019 first quarter were $376.5 million compared with $401.3 million for the 2018 first quarter.  Operating income for the 2019 first quarter was $37.6 million compared with $37.0 million for the 2018 first quarter.

In the oil and gas market, revenues and operating income declined compared to the 2018 first quarter primarily due to reduced activity in the oilfield which resulted in lower customer demand for new and overhauled transmissions, parts and service. Additionally, the manufacturing business reported lower year-on-year revenue and operating income as a result of lower new pressure pumping unit and equipment deliveries.  During the quarter, the oil and gas operating margin was in the low double digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2018 first quarter primarily due to continued improved demand for diesel engines, parts and service in the marine business in the Gulf Coast, Midwest, and Florida.  Revenues and operating income in the power generation market also improved as a result of increased demand for back-up power systems.  During the quarter, the commercial and industrial operating margin was in the mid-to-high single digits.

The distribution and services operating margin was 10.0% for the 2019 first quarter and benefited from a favorable mix of new equipment sales in the oil and gas manufacturing business and reduced costs. This compares to operating margin of 9.2% for the 2018 first quarter which included $1.2 million of non-cash expenses related to an amendment to the employee stock plan.

Cash Generation
EBITDA of $126.6 million for the 2019 first quarter compares with EBITDA of $106.3 million for the 2018 first quarter.  Cash flow was used to fund capital expenditures of $60.9 million during the 2019 first quarter, which included $7.9 million for new inland towboat construction, $6.9 million for progress payments on the construction of three 5000 horsepower coastal ATB tugboats, $1.8 million for final costs on the new 155,000 barrel coastal ATB that delivered in the 2018 fourth quarter, $34.9 million primarily for upgrades to existing inland and coastal fleets, and $9.4 million related to projects in distribution and services.

During the quarter, Kirby entered into an amended and restated credit agreement with a group of banks which extended the term of Kirby’s $850 million revolving credit facility until March 27, 2024 and added a new five-year term loan in the amount of $500 million. The new term loan is repayable in quarterly installments commencing June 30, 2020 in increasing percentages of the original principal amount of the loan. Total debt as of March 31, 2019 was $1,667.5 million, and Kirby’s debt-to-capitalization ratio was 33.8%.

2019 Outlook
Commenting on the 2019 full year outlook and guidance, Mr. Grzebinski said, “Our earnings guidance range for the year remains $3.25 to $3.75 per share.  Although the first quarter was adversely impacted by unusually high delay days in our inland marine business, we anticipate improved results in marine as we progress through the remainder of 2019.  In distribution and services, the first quarter results were strong; however, the outlook for the second half of 2019 remains uncertain.”

In the inland marine transportation market, strong customer activity and growing volumes from the petrochemical complex, are expected to yield high barge utilization levels in the mid-90% range. For the second quarter, operating conditions have been and are expected to remain somewhat challenged by high water conditions on the Mississippi River and continued navigational delays at certain locks and in the Houston Ship Channel. However, with improved weather conditions and higher pricing, inland revenue is expected to increase sequentially with operating margins improving from first quarter levels.

In the coastal market, barge utilization is expected to be in the low to mid-80% range during 2019, driven by slightly improving customer demand and probable additional industry retirements of aging barges. Pricing is expected to continue to improve modestly.  For the second quarter, coastal revenues are expected to increase driven by reduced shipyard time and seasonal improvements in the Pacific.  Coastal operating margins are expected to be around breakeven in the second quarter.

In the distribution and services segment, the outlook for the full year remains uncertain in the oil and gas market. Although oil prices and activity have improved since year end, and new takeaway capacity is coming to the Permian, forecasts for the second half of 2019 are unclear. In commercial and industrial, revenues and operating income are expected to remain healthy with strong demand for back-up power systems and specialty equipment rentals continuing in the coming quarters.

Overall, in the second quarter, distribution and services revenue is expected to be flat to slightly down compared to the first quarter.  In manufacturing, activity is expected to be lower with reduced orders, and the timing of deliveries for units currently under construction could potentially shift into the third quarter.  This is expected to be offset by further improvement in power generation. Operating margin is expected to decline due to changing mix of sales between higher margin oil and gas manufacturing equipment and lower margin power generation equipment.

Kirby 2019 capital spending outlook is expected to be in the $225 to $245 million range. Capital spending guidance includes approximately $45 million in progress payments on new marine vessels, which includes three 5000 horsepower coastal tugboats and thirteen 2600 horsepower inland towboats. Approximately $155 to $165 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment (including approximately $25 million for coastal ballast water treatment systems) and marine facility improvements. The balance of approximately $30 million largely relates to new machinery and equipment, rental fleet growth, facility improvements, and information technology projects in the distribution and services segment.

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, May 2, 2019, to discuss the 2019 first quarter performance as well as the outlook for the remainder of 2019.  To listen to the conference call webcast, please visit the Investor Relations section of Kirby’s website at http://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the call.  For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 7394316.  A replay of the webcast will be available for a period of one year by visiting the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K includes a non-GAAP financial measure EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2018 year and quarters are available at in the Investor Relations section of Kirby’s website, http://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2019	2018
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$368,121	$340,403
Distribution and services	376,500	401,285
	744,621	741,688
Costs and expenses:
Costs of sales and operating expenses	536,655	553,317
Selling, general and administrative	72,796	76,796
Taxes, other than on income	9,998	8,535
Depreciation and amortization	55,223	54,218
Gain on disposition of assets	(2,157)	(1,898)
	672,515	690,968

Operating income	72,106	50,720
Other income (expense)	(568)	1,591
Interest expense	(13,201)	(9,780)

Earnings before taxes on income	58,337	42,531
Provision for taxes on income	(13,880)	(9,865)

Net earnings	44,457	32,666
Less: Net earnings attributable to noncontrolling interests	(161)	(195)
Net earnings attributable to Kirby	$44,296	$32,471

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.74	$0.54
Diluted	$0.74	$0.54
Common stock outstanding (in thousands):
Basic	59,709	59,392
Diluted	59,823	59,493

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2019	2018
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$44,296	$32,471
Interest expense	13,201	9,780
Provision for taxes on income	13,880	9,865
Depreciation and amortization	55,223	54,218
	$126,600	$106,334

Capital expenditures	$60,932	$40,961
Acquisitions of businesses and marine equipment	$247,470	$429,977

	March 31,
	2019	2018
	(unaudited, $ in thousands)

Long-term debt, including current portion	$1,667,474	$1,423,294
Total equity	$3,265,408	$3,141,868
Debt to capitalization ratio	33.8%	31.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2019	2018
	(unaudited, $ in thousands)

Marine transportation revenues	$368,121	$340,403

Costs and expenses:
Costs of sales and operating expenses	246,190	238,785
Selling, general and administrative	33,217	35,576
Taxes, other than on income	7,966	6,522
Depreciation and amortization	45,324	43,340
	332,697	324,223

Operating income	$35,424	$16,180

Operating margins	9.6%	4.8%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2019	2018
	(unaudited, $ in thousands)

Distribution and services revenues	$376,500	$401,285

Costs and expenses:
Costs of sales and operating expenses	290,465	314,532
Selling, general and administrative	37,391	37,754
Taxes, other than on income	2,017	2,002
Depreciation and amortization	9,018	10,032
	338,891	364,320

Operating income	$37,609	$36,965

Operating margins	10.0%	9.2%

OTHER COSTS AND EXPENSES

	First Quarter
	2019	2018
	(unaudited, $ in thousands)

General corporate expenses	$3,084	$4,323

Gain on disposition of assets	$2,157	$1,898

ONE-TIME CHARGES AND BENEFITS

The 2018 first quarter GAAP results include certain one-time charges.  There were no one-time charges in the 2019 first quarter.  The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Quarter 2018
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings	$42.5	$32.4	$0.54
Higman transaction fees & expenses	3.3	2.5	0.04
Amendment to employee stock plan	3.9	3.0	0.05
Earnings, excluding one-time items(2)	$49.7	$37.9	$0.63

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2019	2018

Inland Performance Measurements:
Ton Miles (in millions) (3)	3,146	3,182
Revenue/Ton Mile (cents/tm) (4)	9.0	8.0
Towboats operated (average) (5)	286	262
Delay Days (6)	4,613	2,528
Average cost per gallon of fuel consumed	$1.93	$2.04

Barges (active):
Inland tank barges	1,061	993
Coastal tank barges	51	55
Offshore dry-cargo barges	4	5
Barrel Capacities (in millions):
Inland tank barges	23.6	21.9
Coastal tank barges	4.9	5.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results.  These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2019 inland marine transportation revenues of $283,085,000 divided by 3,146,000,000 inland marine transportation ton miles = 9.0 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.